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EXHIBIT 8(a)(iii) FORM OF FOREIGN CUSTODY MANAGER DELEGATION AMENDMENT



HT Insight Funds, Inc.
60 State Street, Suite 1300
Boston, MA 02109


         Re:  Foreign Custody Manager Delegation Amendment
              --------------------------------------------

Dear Sirs:

Reference is made to the Custodian Services Agreement dated as of December 1, 1989 (the "Agreement") by and between PNC Bank, N.A. ("PNC Bank") and HT Insight Funds, Inc. (the "Fund"). Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings.

         1. In addition to the duties of PNC Bank under the Agreement, with respect to the Property in such jurisdictions as the Fund and PNC Bank shall agree from time to time, the Fund hereby delegates to the PNC Bank, and PNC Bank hereby accepts and assumes, the following duties of a "Foreign Custody Manager" as permitted by and in accordance with Rule 17f-5 under the Investment Company Act of 1940, as amended (Rule 17f-5"):

               a. selecting Eligible Foreign Custodians (as defined in Rule 17f-5) and placing and maintaining Property with such Eligible Foreign Custodians;

               b. providing for written contracts with such Eligible Foreign Custodians; and

               c. monitoring the appropriateness of maintaining the Property with each Eligible Foreign Custodian and the custody contracts with such Eligible Foreign Custodian.

The procedures PNC Bank and the Fund will use in performing the activities under this Amendment are set forth in the Agreement and the Client Services Guide. Notwithstanding anything to the contrary in this Amendment or the Agreement, PNC Bank shall not be responsible for the duties described in a., b. and c. with respect to any Compulsory Securities Depository. A "Compulsory Securities Depository" shall mean a securities depository or clearing agency the use of which is mandatory (i) by law or regulation; (ii) because securities cannot be withdrawn from the depository or clearing agency; or (iii) because maintaining securities outside the securities depository or clearing agency is not consistent with prevailing local custodial practices. PNC Bank, or such entity as it may designate for this purpose, shall inform the Fund in writing of the


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name and location of each Compulsory Securities Depository and the factors used to determine that the securities depository is a Compulsory Securities
Depository.

         2. In acting as a Foreign Custody Manager, PNC Bank shall not supervise, recommend or advise the Fund relative to the investment, purchase, sale, retention or disposition of any Property in any particular country, including with respect to prevailing country risks.

         3. (a) The Fund represents that it (i) has the authority and power to delegate to PNC Bank the duties set forth herein and (ii) has taken all requisite action (corporate or otherwise) to authorize the execution and delivery of this Amendment.

         (b) PNC Bank represents that it (i) is a U.S. Bank (as defined in Rule 17f-5) and (ii) has taken all requisite action (corporate or otherwise) to authorize the execution and delivery of this Amendment.

         4. PNC Bank's only responsibility with respect to the activities covered by this Amendment shall be to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of fund assets would exercise.

         5. Except as expressly amended hereby, all terms and provisions of the Agreement are and shall continue to be in full force and effect. This Amendment shall be construed in accordance with the applicable laws of the State of New York. This Amendment may be executed by one or both of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


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If the foregoing corresponds to your understanding of our agreement, please indicate your acceptance by the signature of your authorized representative below.

                                 Yours truly,



                                 PNC BANK, N.A.



                                 By: _______________________________
                                     Name:

                                     Title:



Agreed and accepted:

HT INSIGHT FUNDS, INC.

By: _______________________
    Name:

    Title:

    Date: